Exhibit A

IRREVOCABLE PROXY AND POWER OF ATTORNEY

July 28, 2021

The undersigned, PROPITIOUS GLOBAL HOLDINGS LIMITED (the “Principal Party”), owns 885,301,280 Class B ordinary shares, par value US$0.00002 each, (“Ordinary Shares”, as adjusted by any subdivision, combination or recapitalization of the share capital of the Company) of KE Holdings Inc., a company incorporated under the laws of the Cayman Islands (the “Company”). Among the Ordinary Shares currently owned by the Principal Party, 885,301,280 Class B Ordinary Shares shall be referred to as the “Subject Shares”.

The Principal Party hereby irrevocably makes, constitutes and appoints Baihui Partners L.P., an exempted limited partnership registered in the Cayman Islands, acting by its general partner (the “Attorney”), the Principal Party’s true and lawful proxy and attorney-in-fact, with full and exclusive power and authority, in the name and on the behalf of the Principal Party, to:

(1)	requisition, convene and attend any general meeting or meetings of shareholders or any class of shareholders of the Company and, in respect of the Principal Party’s voting and consent rights with respect to the Subject Shares;

(2)	exercise the shareholder’s rights to propose, speak, question, vote, consent and any other rights in relation to the decision-making attaching to the Subject Shares and waive any such rights in connection with the Subject Shares that the Principal Party is entitled to according to the provisions of applicable laws, memorandum and articles of association of the Company (as amended from time to time) and the shareholders agreement among the Company and its shareholders to which the undersigned is a party;

(3)	make, execute, acknowledge, issue, file and deliver (or cause to be made, executed, acknowledged, issued, filed or delivered) all resolutions, contracts, orders, receipts, notices, requests, instructions and other writings (and all amendment to any such documents) and, in general, to do all things and to take all action that the Attorney in its sole discretion may consider necessary, desirable or appropriate in connection with or to exercise the aforesaid shareholder’s rights to vote, consent or waive any rights, as fully as the Principal Party could if personally present and acting.

The Principal Party hereby ratifies, confirms and approves all actions that the Attorney shall take by virtue of the above authorization and arrangements. All actions hereunder may be taken by the Attorney.

All conducts of the Attorney in connection with the Subject Shares in accordance with above authorization and arrangements should be deemed as the Principal Party’s personal conducts. All the documents signed by the Attorney in connection with the Subject Shares should be deemed as signed by the Principal Party without its agreement in advance. The Principal Party will accept all the conducts above.

The above authorization and arrangements between the Principal Party and the Attorney is irrevocable and shall remain in full force and effect until terminated in the written form by both the Attorney and the Principal Party. Notwithstanding the foregoing, subject to the lock-up undertakings provided in the Deed of Lock-up Undertaking signed by the Principal Party on July 28, 2021, the Principal Party may freely effect (i) any sale, transfer, assignment or disposition of any part of the Subject Shares to any person, and (ii) a change of control of the ultimate beneficial ownership of any part of the Subject Shares to any person (the above activities are referred to as “Transactions” and such part of the Subject Shares are referred to as “Transferred Shares” below), provided that, if such receiving person is a Founder Affiliate (as defined in the Fourth Amended and Restated Articles of Association of the Company), (i) the Principal Party shall inform the Attorney of the Transactions five (5) business days prior to the Transactions by email at *********** or in such other manner as agreed between the Principal Party and the Attorney from time to time, and (ii) such receiving person shall deliver an irrevocable proxy and power of attorney regarding the Transferred Shares to the Attorney on terms substantively the same as those set out herein. The Attorney acknowledges and agrees that if any Transferred Shares are transferred to any person who is not a Founder Affiliate, such shares will be automatically and immediately converted into Class A Ordinary Shares pursuant to Article 15 of the Fourth Amended and Restated Articles of Association of the Company, and this irrevocable proxy and power of attorney shall cease to apply to such shares so transferred and converted into Class A Ordinary Shares, and shall remain effective with respect to the Subject Shares that are not Transferred Shares of any Transactions.

Other than this irrevocable proxy and power of attorney, the Principal Party shall not (i) grant any proxy, power of attorney, or other authorization with respect to any above authorization and arrangements of any Subject Shares, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or other similar understanding or arrangement with respect to the Subject Shares, or (iii) take any other action which would have the effect of preventing or disabling the Principal Party from performing its obligations under this irrevocable proxy and power of attorney. For avoidance of doubt, before the termination or invalidation of this irrevocable proxy and power of attorney, the Principal Party shall also not on its own exercise or waive any right or privilege as mentioned herein.

This irrevocable proxy and power of attorney shall in all respects be governed by, and construed in accordance with, the laws of the Cayman Islands without giving effect to its conflict of laws rules. All disputes, controversies or differences arising out of or in connection with this irrevocable proxy and power of attorney, including any question regarding its breach, existence, validity or termination, shall be referred to and finally resolved exclusively by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules, as in force when the notice of arbitration is submitted in accordance with such rules. The appointing authority will be the HKIAC. The arbitration proceedings must be conducted in English. The arbitration must be conducted in Hong Kong. The arbitration award is final and binding on the parties and the parties agree to be bound and to act accordingly.

[Signature page to follow]

Executed and unconditionally delivered as a deed on the date first above written.

Principal Party: PROPITIOUS GLOBAL HOLDINGS LIMITED

By:	/s/ Authorized Signatory

Title: Authorized Signatory

In the presence of:

By:	/s/ Witness

Witness

Acknowledged and Accepted by Attorney：

Authorized Signatory

By:	/s/ SHAN Yigang

Name: SHAN Yigang